                                                             Exhibit 10.18(b)(1)


                                MASTER AGREEMENT

                                  BY AND AMONG

                         EQUITY INNS PARTNERSHIP, L.P.,

                         INTERSTATE HOTELS CORPORATION,

                               EQUITY INNS, INC.,

                      CROSSROADS/MEMPHIS PARTNERSHIP, L.P.

                                      and

                       CROSSROADS FUTURE COMPANY, L.L.C.

                                  dated as of

                                NOVEMBER 4, 1996

                               TABLE OF CONTENTS

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
I.  THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

  1.1  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

  1.2  Amendment and Assignment of Existing Leases  . . . . . . . . . . . . . . . . . . . . . . . . .     2

  1.3  REIT Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

  1.4  Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

  1.5  Right of First Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

  1.6  Purchase Option in Favor of EIP for IHC Hotels . . . . . . . . . . . . . . . . . . . . . . . .    13

  1.7  Right of First Offer in Favor of EIP for IHC Hotels; Future Acquisition Opportunities  . . . .    16

  1.8  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

  1.9  Expenses of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

  1.10  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

  1.11 Non-Public Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

II.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

  2.1  Representations and Warranties of EIP and ENNS . . . . . . . . . . . . . . . . . . . . . . . .    21

   2.1.1  Organizational Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

   2.1.2  Authorization and Effect of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    23

   2.1.3  No Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

   2.1.5  Litigation; Decrees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

   2.1.6  Existing Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

  2.2  Representations and Warranties of IHC, New Lessee and Partnership  . . . . . . . . . . . . . .    25

   2.2.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

   2.2.2  Authorization and Effect of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . .    26

   2.2.3  No Restrictions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

   2.2.4  No Brokerage or Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

   2.2.5  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

   2.2.6  IHC Guarantee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

   2.2.7  Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

   2.2.8  Litigation; Decrees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29


III.  COVENANTS PENDING CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

  3.1  Investigation by IHC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

  3.2  No Announcement/Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

  3.3  Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

  3.4  Operation of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

  3.5  Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

  3.6  No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31


IV.  THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

  4.1  Conditions Precedent to Obligations of Parties . . . . . . . . . . . . . . . . . . . . . . . .    31

  4.2  Additional Conditions Precedent to Obligations of the Partnership, New Lessee and IHC  . . . .    32

   4.2.1  No Material Misrepresentation or Breach   . . . . . . . . . . . . . . . . . . . . . . . . .    33

   4.2.2  Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

  4.3  Additional Conditions Precedent to Obligations of EIP and ENNS . . . . . . . . . . . . . . . .    34


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                               TABLE OF CONTENTS
                                    (cont'd)

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   4.3.1  No Material Misrepresentation or Breach   . . . . . . . . . . . . . . . . . . . . . . . . .    35

   4.3.2  Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

   4.3.3  Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

   4.3.4  Promus Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

   4.3.5  Subordination Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37


V.  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

  5.1  Survival; Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

  5.2  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

  5.3  Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40


VI.  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

  6.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

  6.2  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

  6.3  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45

  6.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45

  6.5  Amendments, Supplement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

  6.6  Rights of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

  6.7  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

  6.8  Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46

  6.9  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

  6.10  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48

  6.11  Titles and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48

  6.12  Certain Interpretive Matters and Definitions  . . . . . . . . . . . . . . . . . . . . . . . .    48

  6.13  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

  6.14  Invalid Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

  6.15 Securitization Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

VII.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50

EXHIBITS
--------

Exhibit A -- Consolidated Lease Amendment
Exhibit B -- Consent to Assignment
Exhibit C -- Purchase and Sale Agreement
Exhibit D -- Matters to be Covered by Legal Opinion of Hunton &
               Williams
Exhibit E -- Matters to be Covered by Legal Opinion of Jones,
               Day, Reavis & Pogue
Exhibit F -- IHC Guarantees
Exhibit G -- Subordination Agreement


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                               TABLE OF CONTENTS
                                    (cont'd)


SCHEDULES
                                                                            Page
                                                                            ----
Schedule 1.4      -- Forms of Daily Operating and Financial
                       Reports for Leased Hotels
Schedule 1.6      -- IHC Development Hotels
Schedule 1.6a     -- Hotel Brands
Schedule 2.1.3    -- EIP Approvals, Consents for Transfer
Schedule 2.2.3    -- Approvals, Consents for Transfer
Schedule 4.3.2    -- Foreign Qualifications for Partnership
Schedule VIIa     -- Current Hotels
Schedule VIIb     -- Existing Leases


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
                                MASTER AGREEMENT



   THIS MASTER AGREEMENT (the "Agreement") is made as of this 4th day of November, 1996 by and among EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership ("EIP"), INTERSTATE HOTELS CORPORATION, a Pennsylvania corporation ("IHC"), EQUITY INNS, INC., a Tennessee corporation ("ENNS"), CROSSROADS FUTURE COMPANY, L.L.C., a Delaware limited liability company ("New Lessee") and CROSSROADS/MEMPHIS PARTNERSHIP, L.P., a Delaware limited partnership (the "Partnership").
                                  WITNESSETH:

   WHEREAS, EIP owns the Leased Hotels which have been leased to Trust Leasing, Inc., a Tennessee corporation ("TLI"), pursuant to the Existing Leases;

   WHEREAS, a wholly-owned subsidiary of ENNS serves as sole general partner of EIP and an indirect wholly-owned subsidiary of IHC serves as sole general partner of the Partnership;

   WHEREAS, pursuant to the Contribution Agreement, TLI has agreed to contribute and assign to the Partnership and the Partnership has agreed to assume all of the Existing Leases with EIP affecting the Leased Hotels, as amended by the Consolidated Lease Amendment, as described herein;

   NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                              I.  THE TRANSACTIONS

   1.1 Defined Terms. Certain capitalized terms used herein shall have the meanings given to such terms in Article VII hereof.

   1.2 Amendment and Assignment of Existing Leases. (a) At the Closing, EIP and the Partnership will amend and restate each of the Existing Leases effective as of the Closing Date pursuant to a Consolidated Lease Amendment in the form attached hereto as Exhibit A ("Consolidated Lease Amendment").

     (b) At or prior to the Closing Date, EIP and ENNS will consent to the contribution and assignment of the Existing Leases to the Partnership, such consent to be in the form attached hereto as Exhibit B.

   1.3 REIT Status. (a) Each of IHC, New Lessee and the Partnership acknowledges the restrictions under the Code and under the amended and restated charter of ENNS relating to the ownership of equity securities of ENNS (which may require ownership of ENNS equity securities by IHC, New Lessee, the Partnership and certain of their Affiliates, including their officers and directors, to be aggregated for purposes of the foregoing restrictions).

   (b) For purposes of this Agreement, the following shall constitute the "REIT Requirements":

       (i) The average of the adjusted tax bases of EIP's personal property that is leased to the Partnership or New Lessee under each Lease at the beginning and end of a calendar year cannot exceed 15% of the average of the aggregate adjusted tax bases of all of EIP's property that is leased to the Partnership or New Lessee under such Lease at the beginning and end of such calendar year.

      (ii) The Partnership and New Lessee cannot sublet the property that is leased to it by EIP, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (x) the net income or profits derived by the business activities of the sublessee or (y) any other formula such that any portion of the rent paid by the Partnership or New Lessee to EIP would fail to quality as "rents from real property" within the meaning of
  Section 856(d) of the Code.

     (iii) The Partnership and New Lessee cannot sublease the property leased to it by EIP to, or enter into any similar arrangement with, any person in which ENNS owns, directly or indirectly, a 10% or more interest, within the meaning of Section 845(d)(2)(B) of the Code.

      (iv) ENNS cannot own, directly or indirectly, a 10% or more interest in IHC, the Partnership or New Lessee, within the meaning of Section 856(d)(2)(B) of the Code.

       (v) No person can own, directly or indirectly, capital stock of ENNS that exceeds the "Limit" (as defined in ENNS' Charter, as amended and restated).

     (c) IHC, New Lessee and Partnership agree that during the period beginning on the Closing and ending on the earlier to occur of (x) the date no Lease remains in effect, and (y) ENNS ceases to be qualified as a real estate investment trust under the Code (the "Notice Period"), to notify ENNS, and to cause any of their Affiliates which are direct or indirect wholly-owned Subsidiaries of IHC to notify ENNS, in advance of any direct purchase by it of equity securities of ENNS, and to use their reasonable efforts to permit the REIT Requirements to be satisfied, including but not limited to, providing ENNS with information regarding the ownership of IHC, the Partnership and New Lessee and their direct or indirect wholly owned Subsidiaries, if and to the extent the satisfaction of the REIT Requirements is with the reasonable control of IHC, New Lessee or Partnership, all at the expense of ENNS. Upon request by ENNS made during the Notice Period and at the expense of ENNS, IHC, New Lessee and the Partnership agree to cooperate with ENNS and agree to take reasonable steps requested by ENNS necessary to maintain the REIT Requirements. Notwithstanding the foregoing, neither IHC nor the Partnership nor New Lessee shall be obligated to take any action which could reasonably be expected to materially adversely affect IHC, New Lessee or the Partnership. Notwithstanding anything to the contrary contained in this Agreement, in no event shall IHC, New Lessee or the Partnership be liable to ENNS or EIP for any consequential damages relating to, resulting from or arising out of a breach or alleged breach of this
Section 1.3.

   1.4 Financial Reports. (a) During the period beginning on the Closing and ending on the date no Lease remains in effect, IHC, New Lessee and the Partnership agree to provide to ENNS the following financial reports and information within the specified time periods at the Partnership's or New Lessee's expense (so as to permit ENNS to file its required 1934 Act reports and file and have declared effective its 1933 Act registration statements):

         (i) Not more than 30 days following the end of each of the first three calendar quarters of each year, quarterly unaudited financial statements, including a balance sheet, statement of operations, statement of shareholders' equity, statement of cash flows, and related schedules for the Partnership and New Lessee for the most recently ended calendar quarter, calendar year to date and comparable prior year periods prepared in conformity with GAAP;

        (ii) Not more than 60 days following the end of each calendar year, audited annual financial statements and schedules for the Partnership and New Lessee for the most recently ended calendar year prepared in accordance with GAAP, audited by a national accounting firm;

       (iii) During the time periods set forth in (i) and (ii) above, any historical financial information necessary to re-state historical financial information of the Partnership or New Lessee to conform to the presentation of the Partnership's or New Lessee's audited and unaudited financial statements at any future time; and

        (iv) On a timely basis, at EIP's or ENNS' expense, any other information with respect to the Partnership, New Lessee or the Leased Hotels necessary to permit ENNS to file on a timely basis its audited annual (calendar fiscal year) and unaudited quarterly financial statements and schedules for EIP (but not separate financial statements for the Leased Hotels) with the Securities and Exchange Commission.

     (b) If requested by ENNS, and at EIP's or ENNS' expense, IHC, New Lessee and the Partnership will permit ENNS and EIP and their independent public accountants, counsel, financial advisors, underwriters, underwriters' counsel, rating agencies and lenders to continue to have access (during normal business hours and upon three business days notice) to review (i) the financial records of the Leased Hotels and perform generally accepted auditing procedures with respect to the Partnership, New Lessee and the Leased Hotels and (ii) such other records and documents with respect to each Leased Hotel as ENNS or EIP may reasonably request.

         (c) The Partnership and New Lessee shall use their reasonable best efforts to cause the independent public accountants preparing audits of the Partnership and New Lessee to provide ENNS and the Partnership with all consents of such accountants required for ENNS' or EIP's filings with the SEC under the 1933 Act and the 1934 Act or to have ENNS' or EIP's registration statements declared effective by the SEC under the 1933 Act.

         (d) IHC, the Partnership and New Lessee shall continue to provide EIP and ENNS true and accurate daily operating and financial reports in the form set forth on Schedule 1.4 with respect to each Leased Hotel.

   1.5 Right of First Offer. Effective as of the Closing, EIP hereby grants to New Lessee a right of first offer (the "Right of First Offer") to lease and manage any hotel, motel, inn, resort or similar property which is acquired or for which a purchase contract has been entered into or for which development has commenced by EIP or any of its Affiliates during the five (5) year period following the Closing (subject to Section 1.8 hereof), as follows:

     (a) During the term of the Right of First Offer, with respect to each hotel, motel, inn, resort or similar property proposed to be acquired by EIP or an Affiliate (an "Acquisition Hotel") or developed by EIP or a third party and acquired by EIP or an Affiliate (a "Development Hotel") (other than any hotel proposed to be acquired from IHC or any of its Affiliates), EIP shall promptly notify New Lessee of such proposed acquisition or development and submit the following to New Lessee with such a notice ("Notice") (or if not then available, as soon as EIP obtains the same): (i) such historical financial (including gross operating profit and net operating income) and operating information (including ADR, occupancy and REVPAR) with respect to the Acquisition Hotel or projected financial and operating information (including related assumptions) for the Development Hotel, if any, as is reasonably available to EIP, (ii) any market study information obtained or developed by EIP with respect to the Acquisition Hotel or Development Hotel, (iii) the proposed base rent and percentage rent terms for the lease of the Acquisition Hotel or Development

Hotel (the "Proposed Rent Terms"), (iv) notice of the right of New Lessee to commence due diligence on such Acquisition Hotel or Development Hotel simultaneously with EIP's performance of due diligence (provided that New Lessee agrees, in an appropriate writing or writings, (A) to be bound by such confidentiality agreements regarding such hotel to which EIP has agreed to be bound, (B) to indemnify the owner of such hotel, ENNS, EIP, and such other parties as appropriate, against damage to property or injuries to persons occurring as the result of a negligent or willful act or omission of the New Lessee's employees, agents, or consultants while conducting diligence activities at such hotel), and (C) to agree to be bound by such other agreements, conditions and limitations regarding such hotel as EIP is bound as a condition of it conducting due diligence), and (v) copies of all environmental, structural, engineering, title reports and commitments, surveys and other reports and studies ("Studies") performed by, on behalf of or at the request of EIP, and will use its reasonable efforts to obtain letters from any third parties performing the Studies stating that New Lessee and its Affiliates may rely upon the Studies as if New Lessee and/or its Affiliates had ordered the Studies with any additional cost for such letters to be paid for by New Lessee. In addition, New Lessee will provide to EIP copies of all of the Studies performed by, on behalf of or at the request of New Lessee and will, at EIP's request, use its reasonable efforts to obtain from any third parties performing the Studies letters stating that EIP and its Affiliates may rely on such Studies as if EIP and/or its

Affiliates had ordered the Studies with any additional cost for such letters to be paid for by EIP. IHC and New Lessee agree to advise EIP and ENNS immediately upon receipt of any Notice, if IHC, New Lessee or any Affiliate thereof, is reviewing or pursuing the acquisition of the Acquisition Hotel or Development Hotel which is the subject of the Notice on behalf of themselves or any Affiliate. Notwithstanding the foregoing, neither EIP nor ENNS shall be required to provide IHC or New Lessee any lease sensitivity analyses or similar analytical information prepared by EIP or ENNS with respect to an Acquisition Hotel or Development Hotel.

     (b) New Lessee will perform its own due diligence, at its own expense, with respect to any Acquisition Hotel or Development Hotel and EIP and ENNS will make no representations as to the adequacy or accuracy of any information provided to New Lessee as to any Acquisition Hotel or any Development Hotel; provided, however, EIP will use its reasonable efforts to include in the purchase agreement for any Acquisition Hotel or a Development Hotel developed by someone other than EIP and ENNS an express acknowledgement by the seller of such Acquisition Hotel or Development Hotel that New Lessee may rely upon all representations and warranties contained in such purchase agreement as if New Lessee was the purchaser under such purchase agreement.

     (c) New Lessee and IHC (and their Affiliates and agents) shall maintain in strictest confidence any confidential information received from EIP in connection with a proposed

Acquisition Hotel or Development Hotel in accordance with any confidentiality agreement to which EIP is a party for a period of one year from the date of receipt of such information and will not use such information (x) other than to evaluate New Lessee's proposed lease of the Acquisition Hotel or Development Hotel and will not provide any such information to any other party, including without limitation, any potential acquiror of the Acquisition Hotel or Development Hotel, (y) unless required by law or necessary to comply with federal, state or local regulatory requirements or (z) except as permitted by clause (x) or (y), for a period of ninety (90) days following disclosure of such information by EIP to New Lessee or thereafter during the one-year period described above unless following such 90-day period EIP fails to diligently pursue the consummation of the acquisition of the Acquisition Hotel or Development Hotel. Nothing contained herein shall preclude IHC or New Lessee or any of their Affiliates from acquiring any Acquisition Hotel or Development Hotel for which EIP has notified New Lessee in writing that EIP is no longer interested in acquiring.

     (d) New Lessee shall have twenty-one (21) business days following receipt of the Notice and all of the information set forth in Section 1.5(a)(i)-(iv), including the Proposed Rent Terms for any single Acquisition Hotel or Development Hotel or portfolio of two (2) to four (4) Acquisition Hotels or Development Hotels proposed to be acquired in a single transaction, to (A) agree in writing with EIP to the Proposed Rent Terms (in which event it shall execute a Lease or Leases incorporating such terms) or (B) propose to EIP alternative rental terms, reach an agreement with EIP as to such terms and execute a Lease incorporating such terms and (c) cause a Subordination Agreement and IHC Guarantees (but without cross default provisions) to be executed and delivered to EIP with respect thereto. New Lessee may exercise the Right of First Offer by (i) delivering written notice of its election to do so to EIP and (ii) executing and delivering a Lease with respect thereto and (iii) delivering to EIP a Subordination Agreement and IHC Guarantees (but without cross default provisions) within the twenty-one (21) business day period as described above. If EIP and New Lessee fail to agree, after negotiating in good faith, to rent terms and execute a Lease incorporating such rent terms within the twenty-one
(21) business day period described above, EIP may thereafter lease the Acquisition Hotel or Development Hotel to an unrelated third party which is not an Affiliate of ENNS or EIP (an "Alternative Lessee") on terms no more favorable to the Alternative Lessee than the terms which New Lessee has rejected, subject to the requirement to again present to New Lessee Proposed Rent Terms as set forth in the last sentence of this Section. With respect to EIP's proposed acquisition of five (5) or more Acquisition Hotels or Development Hotels in a single transaction, New Lessee and EIP shall have twenty-five (25) business days to (A) agree upon the Proposed Rent Terms, (B) execute Leases for such hotels and (C) cause a Subordination Agreement and IHC Guarantees (without cross default provisions) to be executed and delivered to EIP with respect thereto. If EIP does not enter into a lease with an Alternative Lessee for any such Acquisition Hotel or Development Hotel within sixty (60) days after the date on which New Lessee delivers notice to EIP of its lack of interest in leasing such Acquisition Hotel or Development Hotel (or if it fails to deliver such notice, within 60 days after expiration of the 21 business day or 25 business day periods described above), EIP will be required to again present to New Lessee Proposed Rent Terms for such Acquisition Hotel or Development Hotel and provide New Lessee with the opportunity to update its due diligence review of such hotel and Lessee shall again have the twenty one (21) business day or twenty five (25) business day time periods described above to agree to such Proposed Rent Terms and execute a Lease and deliver to EIP an executed Subordination Agreement and IHC Guarantees (without cross default provisions) with respect thereto before EIP may lease such Acquisition Hotel or Development Hotel to an Alternative Lessee.

     (e) The lease agreement for all Acquisition Hotels and Development Hotels leased by New Lessee pursuant to this Section 1.5 shall be substantially in the form of the Consolidated Lease Amendment, but shall not be cross-defaulted with the Consolidated Lease Amendment.

     (f) Notwithstanding the foregoing, the Right of First Offer will not apply to: (i) EIP's acquisition of an Acquisition Hotel or Development Hotel where (x) a seller/developer, as a condition of sale, requires that the seller/developer, an affiliate or existing management become or remain the lessee of the hotel or (y) an Acquisition Hotel is subject to a hotel lease which cannot be terminated without the payment of liquidated damages or the imposition of other financial penalties and the New Lessee does not agree, in its sole discretion, to pay such damages, or (ii) any of the hotels currently subject to the Promus Agreements.

   1.6  Purchase Option in Favor of EIP for IHC Hotels.

        (a) Effective as of the Closing, during the five (5) year period following the Closing ("Development Option Period"), IHC hereby grants to EIP an option ("Development Option") to purchase all budget, economy, upper economy or midscale hotels, motels or inns of the brands listed on Schedule 1.6a (excluding any developments subject to a joint venture or partnership agreement with parties who are not Affiliates of IHC) which IHC plans to develop and which IHC notifies EIP prior to the commencement of construction thereof of its intention to sell after completion of construction (the "IHC Development Hotels") for a purchase price equal to one hundred five percent (105%) of IHC's budgeted Development Costs (including appropriate contingency and development fees), provided that IHC will develop and offer EIP at least five (5) of the hotels listed on Schedule 1.6 in accordance with the Development Option. As notification of IHC's intention to sell an IHC Development Hotel, IHC shall deliver to EIP as soon as available (i) the proposed Development Cost budget,
(ii) any market study information related to such IHC Development Hotel obtained or developed by IHC, and (iii) copies of any Studies related to an IHC Development Hotel obtained or developed by IHC.

     (b) EIP will perform its own due diligence, at its own expense, with respect to any IHC Development Hotel. EIP will maintain in strictest confidence any confidential information received from IHC in connection with an IHC Development Hotel and will not use such information (i) other than to evaluate EIP's proposed acquisition of the IHC Development Hotel or (ii) unless required by law or necessary to comply with federal, state or local regulatory requirements.

     (c) Within twenty-one (21) business days after receipt of the information to be delivered under Section 1.6(a) ("Development Option Period"), EIP may exercise its option to purchase such IHC Development Hotel and shall provide IHC with written notice stating that it exercises such option. New Lessee shall have the right to lease any IHC Development Hotel sold to EIP pursuant to the exercise of the Development Option and EIP shall deliver to New Lessee prior to or with such written notice the Proposed Rent Terms for such IHC Development Hotel. New Lessee shall have fifteen (15) business days following receipt of the Proposed Rent Terms to (i) agree in writing with EIP to the Proposed Rent Terms and execute a Lease incorporating such terms, or (ii) to propose alternative rental terms, reach an agreement with EIP as to such rental terms and execute a Lease containing such terms, (but without cross-default provisions) and deliver to EIP an executed Subordination Agreement and IHC Guarantees

(without cross default provisions) with respect thereto. If EIP does not provide such notice of exercise within the Development Option Period or if EIP and New Lessee are unable to agree, after negotiating in good faith, to rent terms and execute a lease incorporating such rent terms within the Development Option Period, EIP shall have waived any and all rights with respect to such IHC Development Hotel under this Section 1.6(c) and IHC may retain or sell such hotel as it determines in its sole discretion.

     (d) If a Development Option is properly exercised, EIP shall, simultaneously with the execution and delivery by EIP and IHC of an agreement of purchase and sale substantially in the form of Exhibit C attached hereto ("Sales Agreement"), deposit in escrow with a bank or other financial institution acceptable to IHC as escrowee an earnest money deposit in cash in an amount equal to $100,000 which shall be applied to the purchase price and the parties shall promptly execute and deliver a Lease in substantially the form of the Consolidated Lease Amendment (but without cross-default provisions) and IHC shall cause to be executed and delivered to EIP a Subordination Agreement and IHC Guarantees (without cross default provisions) with respect thereto, which shall be effective upon closing under the Sales Agreement.

     (e) In the event IHC's actual Development Costs ("Actual Costs") for an IHC Development Hotel exceed the budgeted Development Costs set forth in the Sales Agreement ("Purchase Costs") for such Hotel, EIP shall have the right, but not the obligation, to purchase such Hotel for a purchase price equal to the sum of (i) 105% of the Purchase Costs and (ii) the amount by which the Actual Costs exceed the Purchase Costs ("New Cost"). If EIP does not elect to so purchase such IHC Development Hotel, then IHC shall have the right, but not the obligation, to sell such IHC Development Hotel to EIP for a purchase price equal to 105% of the Purchase Costs. If EIP elects to proceed to purchase such IHC Development Hotel for the New Cost, the parties shall in good faith renegotiate the rent terms for such Hotel to reflect the increased purchase price prior to the closing of the purchase and sale of the IHC Development Hotel.

     (f) The Right of First Offer described in Section 1.7 hereof shall not apply to any IHC Development Hotel which IHC offers to EIP under this Section
1.6 and which EIP does not ultimately purchase in accordance with the provisions of this Section 1.6, for any reason whatsoever.

     (g) In the event that during the Development Option Period, IHC has not offered to EIP at least five (5) IHC Development Hotels, the Development Option Period will be extended until such time as IHC has offered to EIP at least five
(5) IHC Development Hotels in accordance with the Development Option.

   1.7 Right of First Offer in Favor of EIP for IHC Hotels; Future Acquisition Opportunities.

        (a) Effective as of the Closing and for the five (5) year period following the Closing, IHC hereby grants to EIP a right of first offer to acquire all budget, economy, upper economy or midscale hotels of the brands listed on Schedule 1.6a which IHC or any direct or indirect wholly-owned Subsidiary owns as of the Closing or acquires or develops ("IHC First Offer Hotel") during the five (5) year period following the Closing. EIP acknowledges that the Holiday Inn Brentwood (Tennessee) is the only hotel presently owned by IHC or any of its direct or indirect wholly-owned Subsidiaries that falls within the foregoing classification and to which the right of first offer shall apply as of the Closing.

     (b) Prior to offering an IHC First Offer Hotel for sale, IHC shall give EIP written notice ("Sale Notice") of its intent to sell or market such IHC First Offer Hotel, together with occupancy, ADR and REVPAR, stating IHC's proposed cash purchase price together with copies of all financial statements of the IHC First Offer Hotel during IHC's ownership period therefor. IHC will also provide EIP with such other information in IHC's possession regarding the IHC First Offer Hotel as EIP reasonably requests. EIP will perform its own due diligence, at its own expense, with respect to any IHC First Offer Hotel. EIP will maintain in strictest confidence any confidential information received from IHC in connection with an IHC First Offer Hotel and will not use such information (i) other than to evaluate EIP's proposed acquisition of the IHC First Offer Hotel or (ii) unless required by law or necessary to comply with any and all federal, state or local regulatory requirements. Within twenty-one
(21) business days after its receipt of the Sale Notice and any requested historical financial (including gross operating profit and net operating income) and operating information (including ADR, occupancy and REVPAR) reasonably available to IHC and any market study information reasonably available to IHC, EIP may elect, by delivering written notice to IHC, to purchase such IHC First Offer Hotel at the price set forth in the Sale Notice. New Lessee shall have the right to lease any IHC First Offer Hotel sold to EIP hereunder and EIP shall deliver to New Lessee prior to or with such written notice the Proposed Rent Terms for such IHC First Offer Hotel. New Lessee shall have fifteen (15) business days following receipt of the Proposed Rent Terms to (i) agree in writing with EIP to the Proposed Rent Terms and execute a Lease incorporating such terms or (ii) to propose alternative rental terms, reach agreement regarding such terms with EIP and execute a Lease incorporating such terms, and deliver to EIP an executed a Subordination Agreement and IHC Guarantees (without cross default provisions). A failure by EIP to notify IHC of its exercise of the right of first offer within such twenty-one (21) day period or a failure of EIP and New Lessee to agree, after negotiating in good faith, upon rent terms and execute a Lease (without cross-default provisions) incorporating such terms within such period shall constitute a waiver of any or all of EIP's rights hereunder.

     (c) In the event that EIP shall have elected to purchase the IHC First Offer Hotel in accordance with the provisions of the preceding subsection (b), EIP shall deposit in escrow with a bank, title company or other financial institution acceptable to IHC as escrowee an earnest money deposit in cash in an amount equal to $100,000 which shall be applied to the purchase price, simultaneously with the execution and delivery by IHC and EIP of a Sales Agreement for such hotel.

       (d) If EIP elects or is deemed to have elected not to purchase the IHC First Offer Hotel, then at any time within one hundred ninety- five (195) days from the date of the Sale Notice, IHC may sell such IHC First Offer Hotel for a purchase price which is equal to or greater than 95% of the price contained in the Sale Notice. In determining the application of the 95% as stated herein, only the stated purchase price shall be relevant and no adjustments offered to EIP shall be considered in respect of the other terms or conditions of a proposed sale. Should IHC desire to sell such IHC First Offer Hotel at a price which is less than 95% of the price set forth in the Sale Notice, or should the one hundred ninety five (195) day time period expire, IHC shall again comply with the requirements set forth in this Section prior to marketing or soliciting for sale any such IHC First Offer Hotel.

     (e) Effective as of the Closing and during the five (5) year period following the Closing, IHC, the Partnership and their Affiliates which are direct or indirect wholly-owned Subsidiaries will use their reasonable efforts but subject to any confidentiality agreements to which they are a party, to direct to EIP all opportunities presented to them for acquisitions of budget, economy, upper economy or midscale hotels, motels, or inns of the brands listed on Schedule 1.6a which they do not intend to purchase for their own account, through an Affiliate, or as part of a joint venture or partnership.

   1.8  Termination.  (a)  The Right of First Offer granted pursuant to
Section 1.5 may be terminated by EIP: (i) subject to the satisfaction of the requirements set forth in Article XLII of the Leases, upon termination of ENNS' status as a real estate investment trust for federal income tax purposes; or (ii) in the event of a Default by the Partnership or New Lessee hereunder or under the Leases; or (iii) in the event of a Default under the IHC Guarantees.

   (b) The purchase option and right of first offer granted pursuant to Sections 1.6 and 1.7 hereof may be terminated by the Partnership or New Lessee in the event of a Default by EIP or ENNS hereunder or under the Leases.

   (c) For purposes hereof, a Default shall be (i) a failure to comply with any material provision of this Agreement for a period of thirty (30) days after notification by a nondefaulting party of such failure to comply, or (ii) an Event of Default as defined in the Leases or the IHC Guarantees.

   1.9 Expenses of Transaction. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses incurred in connection with entering into this Agreement and consummating the transactions contemplated herein including without limitation, all fees of counsel, accountants and consultants; provided, however, that notwithstanding anything contained herein to the contrary, EIP and/or ENNS shall be solely responsible for any and all costs or expenses associated with any property improvement program imposed and/or required as a result of the transactions contemplated herein and in the Contribution Agreement.

   1.10 Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the transactions contemplated hereby (the "Closing") will take place on November 13, 1996 or such other date as agreed to by the parties (the "Closing Date"). The Closing will take place at 10:00 a.m., E.S.T. on the Closing Date at the offices of Jones, Day, Reavis & Pogue at 500 Grant Street, Pittsburgh, Pennsylvania.

   1.11 Non-Public Information. To the extent that, EIP or ENNS, on the one hand, or IHC, the Partnership or New Lessee on the other hand, obtains information or becomes aware of material information concerning the other that has not been disclosed in a public announcement or filing under the 1933 Act or 1934 Act, each party agrees that it shall not improperly disclose or unlawfully utilize such information or otherwise act unlawfully with respect thereto.

II.  REPRESENTATIONS AND WARRANTIES.

   2.1 Representations and Warranties of EIP and ENNS. As used herein, the term "to the knowledge of" or similiar phrase, shall mean actual knowledge of an executive officer of ENNS or the general partner of EIP based solely on a written notice or notification to ENNS or EIP from a third party and does not include any knowledge any such officer may have obtained in any other capacity. EIP and ENNS each hereby represents and warrants to the Partnership, New Lessee and IHC as follows:

   2.1.1 Organizational Matters. (a) EIP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite partnership power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted by it. EIP is duly qualified to do business as a foreign limited partnership under the laws of the jurisdictions where such qualification is necessary or required to operate its assets and/or conduct its business.

     (b) Equity Inns Trust, a Maryland real estate investment trust ("General Partner") and a wholly owned subsidiary of ENNS is the sole general partner of EIP. ENNS is a corporation and General Partner is a Maryland real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Tennessee and the State of Maryland, respectively and have the requisite corporate and trust power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by them and to carry on their respective business as presently conducted by them. ENNS is duly qualified to do business as a foreign corporation under the laws of the jurisdictions where such qualification is necessary or required to operate its assets and/or conduct its business. The General Partner is duly qualified to do business as a foreign trust where such qualification is necessary or required to operate its assets and/or conduct its business.

   2.1.2 Authorization and Effect of Agreement. Each of ENNS and EIP has the requisite corporate or partnership power and authority to execute and deliver this Agreement, and EIP has the requisite partnership power to execute and deliver the Consolidated Lease Amendment and each Lease and to perform the transactions contemplated hereby and thereby to be performed by each of them. The execution and delivery by EIP and ENNS of this Agreement and the execution and delivery by EIP of the Consolidated Lease Amendment and the performance by EIP and ENNS of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary action on the part of EIP and ENNS. This Agreement has been duly executed and delivered by EIP and ENNS, and the Consolidated Lease Amendment will be duly executed and delivered by EIP and, assuming the due execution and delivery of this Agreement and the Consolidated Lease Amendment by the Partnership, New Lessee and IHC, constitute (or as to the Consolidated Lease Amendment, will contitute) valid and binding agreements of EIP and ENNS enforceable in accordance with their respective terms.

   2.1.3 No Restrictions. The execution and delivery of this Agreement by EIP and ENNS and execution and delivery of the Consolidated Lease Amendment by EIP and the performance by EIP and ENNS of the transactions contemplated hereby and thereby to be performed by each of them will not violate any law, rule, regulation, judgment, order or decree applicable to EIP or ENNS or conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of the partnership agreement of EIP or the charter or bylaws of ENNS or any material agreement, contract, lease, or other instrument or obligation to which EIP or ENNS is a party or by which its assets are bound (subject to obtaining the consents described on Schedule 2.1.3). Except as set forth on Schedule 2.1.3, no material consent, approval, order or authorization of, notice to or registration, declaration or filing with, any Governmental Authority or other entity, domestic or foreign or other third party is required to be obtained or made by or with respect to EIP or ENNS in connection with the execution and delivery of this Agreement or the Consolidated Lease Amendment by EIP or the performance by EIP or ENNS of the transactions contemplated hereby or thereby to be performed by it.

   2.1.4 No Brokerage or Finder's Fees. Neither EIP nor ENNS has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

   2.1.5 Litigation; Decrees. To the knowledge of EIP and ENNS there are no lawsuits, claims, administrative or other proceedings pending or threatened which seek to enjoin or otherwise affect the transactions contemplated by this Agreement, or the Consolidated Lease Amendment or relate to the conduct of the Current Hotels or against or affecting EIP or ENNS or the Current Hotels which, if determined adversely, would have a material adverse effect on the Current Hotels. Neither EIP nor ENNS is in default under any judgment, order or decree of any Governmental Authority applicable to the ownership, of the Current Hotels.

   2.1.6 Existing Leases. Each Existing Lease is a valid and binding obligation of EIP and is in full force and effect. EIP has performed all obligations required to be performed by it under the Existing Leases and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. EIP has made available to IHC true, correct and complete copies of each Existing Lease.

   2.2 Representations and Warranties of IHC, New Lessee and Partnership. IHC, New Lessee and the Partnership hereby represent and warrant to EIP and ENNS as follows:

   2.2.1 Organization. (a) IHC and New Lessee are a corporation and a limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of Delaware, respectively, and have the requisite corporate or company power as applicable and authority to own, lease or otherwise hold their properties and assets and to carry on their business as presently conducted and as proposed to be conducted under the Consolidated Lease Amendment.

     (b) Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. A wholly owned subsidiary of IHC owns all of the outstanding equity interests of the sole general partner of the Partnership and at the Closing, the Partnership and the sole general partner will be qualified to do business and will be in good standing as a foreign limited partnership or foreign limited liability company, respectively, in each state in which a Leased Hotel is located. The New Lessee is an indirect, wholly owned subsidiary of IHC. IHC is a wholly-owned subsidary of Company.

   2.2.2 Authorization and Effect of Agreement. IHC, New Lessee and the Partnership have the requisite corporate or partnership power, as applicable, and authority to execute and deliver this Agreement, the Partnership has the requisite partnership power to execute and deliver the Consolidated Lease Amendment and New Lessee has the requisite company power to execute and deliver the Leases and to perform the transactions contemplated hereby and thereby to be performed by each of them. The execution and delivery by IHC, New Lessee and the Partnership of this Agreement and the execution and delivery by the Partnership of the Consolidated Lease Amendment and the performance by IHC, New Lessee and the Partnership of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary action on the part of IHC, New Lessee and the Partnership. This Agreement has been duly executed and delivered by IHC, New Lessee and the Partnership and the Consolidated Lease Amendment will be duly executed and delivered by the Partnership and, assuming the due execution and delivery of this Agreement and the Consolidated Lease Amendment by ENNS and EIP, constitute (or as to the Consolidated Lease Amendment, will constitute) valid and binding agreements of IHC, New Lessee and the Partnership, enforceable in accordance with their respective terms.

   2.2.3 No Restrictions. The execution and delivery of this Agreement and the Consolidated Lease Amendment by IHC, New Lessee and the Partnership and the performance by IHC, New Lessee and the Partnership of the transactions contemplated hereby to be performed by each of them will not violate any law, rule, regulation, judgment, order or decree applicable to IHC, New Lessee or Partnership or conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of the articles of incorporation or bylaws of Company or IHC or the certificate of limited partnership and partnership agreement of the Partnership or any material agreement, contract, lease or other instrument to which Company, IHC, New Lessee or the Partnership is a party or by which any of their assets are bound. Except as set forth on Schedule 2.2.3, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other entity domestic or foreign or other third party is required to be obtained or made by or with respect to IHC, New Lessee or the Partnership in connection with the execution and delivery of this

Agreement or the Consolidated Lease Amendment by IHC, New Lessee or the Partnership or the performance by IHC, New Lessee or the Partnership of the transactions contemplated hereby or thereby to be performed by each of them.

   2.2.4 No Brokerage or Finder's Fees. Neither IHC nor the Partnership nor New Lessee has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

   2.2.5 Leases. The execution and delivery of the Consolidated Lease Amendment and the performance by the Partnership of the transactions contemplated thereby to be performed by the Partnership have been duly authorized by all necessary action on the part of the Partnership. Upon execution and delivery of the Consolidated Lease Amendment by the Partnership and EIP, the Consolidated Lease Amendment will constitute a valid and binding obligation of the Partnership, enforceable in accordance with its terms.

   2.2.6 IHC Guarantees. The execution and delivery of the IHC Guarantees (as defined in Section 4.3.3 below) have been authorized by all necessary action on the part of IHC and Company and, upon execution and delivery of the IHC Guarantees by Company and IHC, each of the IHC Guarantees will constitute a valid and binding obligation of Company and IHC, respectively, enforceable in accordance with their respective terms.

   2.2.7 Real Property. IHC, the Partnership and New Lessee have had access to such deeds, title policies, environmental reports, structural or other engineering reports and surveys with respect to the Current Hotels as IHC, the Partnership or New Lessee has deemed necessary to its review.

   2.2.8 Litigation; Decrees. To the knowledge of IHC, New Lessee or the Partnership, there are no lawsuits, claims, administrative or other proceedings pending or threatened which seek to enjoin or otherwise affect the transactions contemplated by this Agreement, the Contribution Agreement or the Consolidated Lease Amendment.

                        III.  COVENANTS PENDING CLOSING

   3.1 Investigation by IHC. Prior to the Closing, upon reasonable notice from IHC to EIP given in accordance with this Agreement, EIP and ENNS will afford to the officers, attorneys, accountants or other authorized representatives of IHC reasonable access during normal business hours to the facilities and the books and records of EIP and ENNS relating to the Existing Leases and/or Current Hotels so as to afford IHC full opportunity to make such review, examination and investigation of the Existing Leases and/or Current Hotels as IHC reasonably may desire to make (including, without limitation, environmental audits of the Current Hotels). IHC will be permitted to make extracts from or to make copies of such books and records as may be necessary.

   3.2 No Announcement/Confidentiality. Upon execution of this Agreement, ENNS, EIP, Partnership, New Lessee and IHC agree to make a mutually agreed upon press releases. Prior to the Closing Date, no party shall publish or permit any of its Affiliates to publish any other press release or similar public announcement with respect to the transactions contemplated by this Agreement without prior written consent of all of the other parties, other than as the person making such disclosure may determine in good faith to be required by law, rule, regulation, judicial or administrative process (in which case the disclosing party shall use reasonable efforts to give notice to all of the other parties prior to making such disclosure and, if reasonably practicable in the circumstances, give such other parties the opportunity to review and comment upon the proposed disclosure).

   3.3 Regulatory Filings. Each of the parties will use its reasonable best efforts to obtain, and to cooperate with the other in obtaining, all authorizations, consents, orders and approvals of Governmental Authorities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement including, without limitation, filings required under the HSR Act and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby.

   3.4  Operation of the Business.  Prior to the Closing, EIP will:

     (a) Use best efforts to keep the Existing Leases intact and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of EIP's business as presently conducted, and use reasonable best efforts to maintain the goodwill associated with the Current Hotels; and

     (b) Except as provided in Section 1.2, terminate, amend or modify any of the Existing Leases.

   3.5 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, prior to the Closing, each of the parties hereto will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

   3.6 No Solicitation. Prior to the Closing, neither EIP nor ENNS, nor its respective employees, officers, agents or representatives shall directly or indirectly (a) solicit, initiate or encourage any inquiries, proposals or offers from any person relating to any lease or purchase of any of the Current Hotels, or (b) with respect to any effort or attempt by any other person to do or seek any of the foregoing (i) participate in any discussions or negotiations, (ii) furnish to any other person any confidential information with respect to the Current Hotels, or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

                                IV.  THE CLOSING

   4.1 Conditions Precedent to Obligations of Parties. The obligations of each of EIP, ENNS, IHC, New Lessee and the Partnership under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the conditions that (a) each governmental approval, liquor license and other approvals, consents or waivers identified on Schedule 2.1.3 or Schedule 2.2.3 as being a condition of the Closing shall have been obtained (or in the case of liquor licenses, consummation of an arrangement deemed acceptable by IHC in its sole discretion under the applicable liquor laws allowing the continuation of liquor service pending the approval of the license transfer application) including, without limitation, under the HSR Act, (b) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any domestic jurisdiction, the effect of which prohibits the Closing, and (c) all conditions to the closing under that certain Contribution Agreement dated as of October 4, 1996 by and among TLI, Trust Management, Inc., Phillip H. McNeill Sr. and the Partnership ("Contribution Agreement") shall have been satisfied other than the obligations hereunder and (d) approval of ENNS' line of credit lender shall have been obtained and (e) approval of the Franchisors shall have been obtained and (f) the approval of Credit Lyonnais shall have been obtained and (g) the approval of Merrill Lynch & Co. shall have been obtained. Any of the foregoing conditions may be waived, (i) insofar as it is a condition to the obligations of the Partnership or IHC, by IHC at its option and (ii) insofar as it is a condition to the obligations of EIP or ENNS, by EIP at its option.

   4.2 Additional Conditions Precedent to Obligations of the Partnership, New Lessee and IHC. The obligations of the Partnership, New Lessee and IHC under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Partnership, New Lessee and IHC:

   4.2.1 No Material Misrepresentation or Breach. There shall have been no material breach by EIP or ENNS in the performance of any of their covenants herein to be performed by them in whole or in part prior to the Closing, and the representations and warranties of EIP and ENNS contained in this Agreement shall be true and correct in all respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all respects as of the specified date, and EIP and ENNS shall have delivered to the Partnership, New Lessee and IHC a certificate certifying each of the foregoing, dated the Closing Date and signed by its president and chief financial officer on its behalf.

   4.2.2 Closing Documents. There shall have been delivered to the Partnership, New Lessee and IHC by EIP and ENNS the following documents as executed by EIP, ENNS and the other parties thereto:

     (a)  Incumbency and Specimen Signature Certificate of EIP and ENNS;

     (b) Resolutions of the Board of Directors of ENNS authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by it, certified by the Secretary of ENNS;

     (c) Certificate of (i) the Secretary of State of the State of Tennessee (with respect to EIP and ENNS) and (ii) the Department of Assessments and Taxation of the State of Maryland (with respect to the General Partner), dated as of a date no more than ten (10) days prior to Closing, to the effect that EIP, ENNS and the General Partner, as the case may be, is validly existing and in good standing in such jurisdiction;

     (d) True and correct copies of the organizational documents of EIP and ENNS certified by the Secretaries of the general partners of EIP and ENNS;

     (e) The opinion of Hunton & Williams, counsel for EIP and ENNS, to cover the matters set forth in Exhibit D, attached hereto;

     (f)  The Consolidated Lease Amendment; and

     (g) The consents provided in Section 1.2(b), consents from ground lessors for applicable Hotels , if such consent is, in the Partnership's and EIP's reasonable judgment, required for the Partnership to become lessee of the Current Hotels without default, penalty, change in terms or charges and evidence that any other required consents have been obtained.

   4.3 Additional Conditions Precedent to Obligations of EIP and ENNS. The obligations of EIP and ENNS under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of EIP and ENNS.

   4.3.1 No Material Misrepresentation or Breach. There shall have been no material breach by the Partnership, New Lessee or IHC in the performance of any of their covenants herein to be performed by them in whole or in part prior to the Closing, and the representations and warranties of the Partnership, New Lessee and IHC contained or referred to in this Agreement shall be true and correct in all respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all respects as of the specified date, and the Partnership, New Lessee and IHC shall have delivered to EIP and ENNS a certificate certifying each of the foregoing, dated the Closing Date and signed by its president and chief financial officer on its behalf.

   4.3.2 Closing Documents. There shall have been delivered to EIP and ENNS by the Partnership, New Lessee and IHC the following documents as executed by IHC, the Partnership, New Lessee and the other parties thereto:

     (a) Incumbency and Specimen Signature Certificate of Partnership, New Lessee and IHC;

     (b) Certificates of the Secretary of State of the State of Delaware and the Commonwealth of Pennsylvania, respectively, to the effect that the Partnership, New Lessee, Company and IHC are validly existing and in good standing and certificates from various state authorities to the effect the Partnership is in good standing as a foreign jurisdiction in each state listed in Schedule 4.3.2 dated as of a date not more than ten (10) days prior to Closing;

     (c) Resolutions of the Board of Directors of New Lessee, Company, IHC and the general partner of the Partnership authorizing the execution and delivery of this Agreement, the execution and delivery by Company and IHC of the IHC Guarantees and the consummation of the transactions contemplated herein and therein.

     (d) True and correct copies of the organizational documents of IHC, New Lessee and the Partnership certified by the Secretaries of New Lessee, IHC and the general partner of Partnership;

     (e) The opinion of Jones, Day, Reavis & Pogue, counsel for the Partnership, New Lessee and IHC, to cover the matters set forth in Exhibit E attached hereto; and

     (f)  The Consolidated Lease Amendment.

   4.3.3 Guarantees. At the Closing, IHC shall have caused Company to have executed and delivered to EIP and IHC shall have executed and delivered to EIP a Guaranty Agreement in the form of Exhibit F attached hereto (collectively "IHC Guarantees"). At any time prior to or after the Closing, if requested by EIP or ENNS, IHC shall execute and deliver and IHC shall cause Company to execute and deliver one or more separate guarantees in the form of Exhibit F evidencing the guarantee of any single Lease or group of Leases for any Leased Hotels.

   4.3.4 Promus Agreements. The Partnership or an Affiliate reasonably acceptable to EIP and Promus Hotels Corp. ("Promus"), shall have assumed all of the duties and obligations of TLI arising after the Closing Date under (a) the Development

Agreement dated May 31, 1996 among ENNS, EIP, TLI and Promus and (b) any Management Agreements entered into between TLI and Promus (collectively, the "Promus Agreements") and Promus shall have consented in writing to the assumption of such obligations under the Promus Agreements.

   4.3.5 Subordination Agreement. At the Closing, IHC shall have caused Crossroads Hospitality Company, L.L.C. to have executed and delivered to EIP and ENNS a Subordination Agreement substantially in the form of Exhibit G attached hereto ("Subordination Agreement").

   4.4 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the
Closing:

     (a) By the mutual written consent of Partnership, New Lessee, IHC, ENNS and EIP;

     (b) By any of the Partnership, New Lessee, IHC, ENNS or EIP by notice to the other parties hereto if the Closing shall not have occurred on or before December 1, 1996, provided that the party (or an Affiliate thereof) so terminating is not in default of its obligations hereunder; or

     (c) By either the Partnership, IHC, New Lessee, ENNS or EIP if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof. In the event of termination of this Agreement under this Section 4.4 each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except by reason of a material breach of any covenant contained in this Agreement.

                       V.  SURVIVAL AND INDEMNIFICATION.

   5.1 Survival; Definitions. (a) Each of the representations and warranties contained in Article II, will survive the Closing and remain in full force and effect until June 30, 1998. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided within such specified period of survival may not be pursued. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

     (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained herein will survive the Closing and remain in effect indefinitely.

   5.2 Indemnification. (a) Subject to Section 5.1, EIP and ENNS will indemnify, defend and hold harmless the Partnership, New Lessee, IHC and its Affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

           (i) Any breach by EIP or ENNS of any of the representations or warranties of EIP or ENNS contained in this Agreement or in any Sales Agreement;

       (ii) Any breach by EIP or ENNS of any covenant of EIP or ENNS contained in this Agreement;

       (iii) Any Third Party Claim relating to or arising out of the ownership (but not the operation or management) of the Current Hotels on or prior to the Closing Date;

       (iv) The 1934 Act reports or the 1933 Act registration statements of ENNS or EIP, other than Indemnifiable Losses arising out of inaccurate information provided to EIP or ENNS by Partnership or New Lessee; and/or

       (v) Any and all violations of the ADA other than those caused by the Partnership's, IHC's or the New Lessee's negligence or willful misconduct.

     (b) Subject to Section 5.1, the Partnership, New Lessee and IHC will indemnify, defend and hold harmless EIP and ENNS and their respective Affiliates, directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any of the following:

       (i) Any breach by the Partnership, New Lessee or IHC of any of the representations or warranties of the Partnership or IHC contained in this Agreement or in any Sales Agreement; and/or

        (ii) Any breach by Partnership, New Lessee or IHC of any covenant of the Partnership, New Lessee or IHC contained in this Agreement.


   5.3 Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

     (b) If, within ten (10) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of
Section 5.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten (10) calendar day period.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of twenty (20) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VI.

     (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.2(a) or 5.2(b) will not affect the rights or obligations of any party hereunder except and only to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

     (e) Any liability for any indemnification hereunder shall be net of any insurance proceeds received by an Indemnitee with respect to any Third Party Claim.

                         VI.  MISCELLANEOUS PROVISIONS.

   6.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

     (a)  If to the Partnership, New Lessee or IHC, to:

     Interstate Hotels Corporation
     Foster Plaza Ten, 680 Andersen Drive
     Pittsburgh, PA  15220-8126
     Facsimile No.:  412-937-8055
     Attention:  Kevin P. Kilkeary

     With a copy to:

     Interstate Hotels Corporation
     Foster Plaza, 680 Andersen Drive
     Pittsburgh, PA  15220-8126
     Facsimile No.:  412-937-3116
     Attention:  Marvin I. Droz, Esquire
                 Senior Vice President and
                 General Counsel


     (b)  If to EIP or ENNS, to:

     c/o Equity Inns, Inc.
     4735 Spottswood, Suite 102
     Memphis, TN  38117
     Facsimile No.:  (901) 761-3945
     Attention:  Chairman of the Board

     With a copy to:

     Hunton & Williams
     2000 Riverview Tower
     900 S. Gay Street
     Knoxville, TN  37902
     Facsimile No.:  (423) 549-7704
     Attention:  David C. Wright, Esq.


   6.2 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by IHC, New Lessee or the Partnership and the Leases may not be assigned by New Lessee or the Partnership without the prior written consent of EIP and ENNS (except to an entity under the control of (i) IHC or Company, (ii) the then senior management of IHC, or (iii) Crossroads Hospitality Company L.L.C.), provided that in connection with any such transaction, any transferee, assignee, successor in interest to IHC, New Lessee or the Partnership agrees in writing with EIP and ENNS to assume all of IHC's, New Lessee's and the Partnership's obligations hereunder. During the term of the Leases, IHC, New Lessee and Partnership agree that there will be no change in control of New Lessee or the Partnership (except to an entity under the control of (i) IHC or Company, (ii) the then senior management of IHC, or (iii) Crossroads Hospitality Company L.L.C.) and any such change in control shall be deemed an assignment of the Leases and this Agreement and which shall require the prior written consent of EIP and ENNS.
In no event shall a change in control, merger, consolidation or sale of all or substantially all of the assets of IHC or Company or any successor be deemed to be an assignment hereunder or under the Leases.

   6.3 Waiver. IHC, New Lessee and the Partnership, on the one hand, and ENNS and EIP, on the other hand, by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or
(d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of such other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

   6.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and as to the Partnership the Contribution Agreement (including the Schedules and Exhibits thereto, to which EIP is neither a party nor is bound) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party (or by any director, officer or representative thereof) including that certain letter agreement dated September 12, 1996 relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) and as to the Partnership, the Contribution Agreement (together with the Schedules and Exhibits thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments by or among such parties except as expressly set forth herein and therein.

   6.5 Amendments, Supplement. This Agreement may be amended or supplemented at any time by additional written agreements signed by all of the parties hereto.

   6.6 Rights of the Parties. Except as specifically set forth herein, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and where applicable, their respective Affiliates, successors and permitted assigns any rights, duties, obligations or remedies under or by reason of this Agreement or any transaction contemplated hereby.

   6.7 Further Assurances. From time to time, as and when requested by any party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

   6.8 Time of Essence. Time shall be of the essence for all provisions of this Agreement.

   6.9 Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws thereof. Any action arising out of this Agreement may be brought in the state or federal courts of Pennsylvania or Tennessee. The parties hereby irrevocably submit to the exclusive jurisdiction of the appropriate state or federal court in Pennsylvania for the purpose of any suit, action, proceeding or judgement relating to or arising out of this Agreement. Each of the Partnership, IHC, New Lessee, ENNS and EIP further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Partnership, New Lessee, IHC, ENNS and EIP irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the Commonwealth of Pennsylvania or the State of Tennessee, or (b) the United States District Court for the Western District of Pennsylvania or Tennessee, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto unconditionally waive any right to a jury trial for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

   6.10 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

   6.11 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   6.12 Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive and (v) words in the singular include the plural and vice versa. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

     (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

   6.13 Survival. To the extent that any obligations under this Agreement requires action or involves liability or obligation after the Closing, such obligation shall survive the Closing.

   6.14 Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

   6.15 Securitization Financing. If requested by EIP, IHC, the Partnership and New Lessee agree to cooperate in good faith with EIP, including considering forming a new bankruptcy-remote lessee entity to serve as the lessee for one or more Hotels owned by EIP which are leased to the Partnership or New Lessee, in connection with a securitized financing by EIP or ENNS; provided that the business terms and the legal liabilities imposed upon the Partnership, New Lessee or IHC shall not be materially different from those under the arrangements contemplated by this Agreement, in the reasonable judgment of the Partnership, IHC and/or New Lessee.

                                VII. DEFINITIONS

   Unless otherwise expressly defined herein, the following terms shall have the following meanings:

   "ADR" shall mean total hotel room revenues divided by occupied rooms.

   "Affiliate" shall have the meaning given to such term in Rule 1-02 of Regulation S-X under the 1933 Act.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Company" shall mean Interstate Hotels Company, a Pennsylvania corporation.

   "Contamination" shall mean the intentional or unintentional emission, discharge, release or threatened emission, discharge or release of any Hazardous Substance to, on, onto or into the environment in any concentration that now or in the future could pose a hazard or threat to human health or the environment, and the past, current and future effects of such intentional or unintentional emission, discharge, release or threatened emission, discharge or release of Hazardous Substances to, on, onto or into the environment.

   "Current Hotels"  shall mean those hotels listed in Schedule VIIa.

   "Contribution Agreement" shall have the meaning given to such term in
Section 4.1.

   "Development Costs" shall mean all land acquisition costs and any and all hard and soft construction and preconstruction costs.

   "Environmental Laws" shall mean all Laws (including, without limitation, Permits, directives, guidelines, standards or the equivalent issued by any Governmental Authority and relating to or addressing Contamination, protection of the environment and/or occupation or human health and safety.

   "Environmental Liability" shall mean any and all liabilities, losses, claims, penalties, damages or expenses costs (including, without limitation, reasonable attorneys, consultants and engineers fees and expenses) arising from or relating to compliance with any Environmental Law or arising under any theory of Law or in equity relating to or arising from any Contamination or the use, treatment, storage, disposal, transport, generation or handling of any Hazardous Substances.

   "Existing Leases" shall mean the leases for the Hotels between EIP and TLI described on Schedule VIIb attached hereto.

   "Franchisors" shall mean the franchisors with respect to the Leased Hotels.

   "GAAP" shall mean generally accepted accounting principles, consistently applied.

   "Governmental Authority" shall mean any nation, or any political subdivision thereof, or any agency, court or body of any such government exercising executive, legislative, judicial, regulatory or administrative functions.

   "Hazardous Substances" shall mean any substance or material that, whether by its nature or use, could be considered toxic or hazardous or the exposure to which could pose a hazard or threat to human health or the environment, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product or friable asbestos or asbestos containing materials or PCBs.

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

   "IHC Guarantees" shall have the meaning given to such term in
Section 4.3.3 hereof.

   "Indemnifiable Losses" shall mean any and all claims, demands or suits
(by any person or entity, including without limitation any Governmental Authority), losses (including, direct, indirect, consequential or actual), liabilities, damages, costs and expenses, including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys', accountants', expert witness' or consultants' fees and expenses in connection therewith.

   "Indemnitee" shall mean any person or entity entitled to indemnification under this Agreement.

   "Indemnity Payment" shall mean any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.

   "Laws" shall mean any law, decree, rule, order, regulation or other governmental requirement of any governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over it or its assets or business or operations.

   "Leased Hotels" shall mean all of the Current Hotels, together with any hotels subject to a Lease by and between EIP and New Lessee or an Affiliate of IHC.

   "Leases" shall mean the Consolidated Lease Amendment and/or any lease of a hotel or motel entered into by and between EIP and Partnership or New Lessee or an Affiliate of IHC.

   "Liens" shall mean any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title.

   "Permits" shall mean any and all Licenses, franchises, approvals, permits and other governmental authorizations.

   "Promus Agreements" shall have the meaning set forth in Section 4.3.

   "REVPAR" shall mean total room revenues divided by the number of available room nights, net of any room nights for which a room is out of service.

   "SEC" shall mean the Securities and Exchange Commission.

   "Subordination Agreement" shall mean an agreement in the form of Exhibit G hereto.

   "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the 1933 Act.

   "Third Party Claim" shall mean any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

   "Transfer" shall mean sell, transfer, convey, pledge, assign and/or deliver.

   "1933 Act" shall mean the Securities Act of 1933, as amended.

   "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                       EQUITY INNS PARTNERSHIP, L.P.

                                       By:  EQUITY INNS TRUST,
                                            general partner


                                       By: /s/ PHILLIP H. MCNEILL
                                          ---------------------------------
                                       Title:
                                             ------------------------------

                                       CROSSROADS/MEMPHIS PARTNERSHIP, L.P.

                                       By:  CROSSROADS/MEMPHIS COMPANY, L.L.C.
                                            its general partner


                                       By: /s/ KEVIN P. KILKEARY
                                          ---------------------------------
                                       Title: President


                                       INTERSTATE HOTELS CORPORATION


                                       By: /s/ MARVIN I. DROZ
                                          ---------------------------------
                                       Title:
                                             ------------------------------

                                       EQUITY INNS, INC.


                                       By: /s/ PHILLIP H. MCNEILL
                                          ---------------------------------
                                       Title:
                                             ------------------------------

                                       CROSSROADS FUTURE COMPANY, L.L.C.


                                       By: /s/ KEVIN P. KILKEARY
                                          ---------------------------------
                                       Title: President